QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Verigy (Canada) Inc.	Canada
Verigy Germany GmbH	Germany
Verigy Italia S.r.L.	Italy
Verigy (Japan) K.K.	Japan
Verigy (Korea) Ltd.	South Korea
Verigy France SAS	France
Verigy (Malaysia) Sdn. Bhd.	Malaysia
Verigy (Netherlands) B.V.	The Netherlands
Verigy (Singapore) Pte. Ltd.	Singapore
Verigy US, Inc.	Delaware
Verigy (US) Development Inc.	Delaware
Inovys Corporation	California
Verigy (Shanghai) Co. Ltd.	People's Republic of China
Verigy (Israel) Ltd.	Israel

QuickLinks

  Exhibit 21.1
Subsidiaries of Registrant